EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Fourth Quarter 2016 Results

Company Provides Outlook for Fiscal Year 2017

SOUTHLAKE, Texas, Feb. 24, 2017 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the fourth quarter ended December 27, 2016. The Company also provides its outlook for the fiscal year 2017.

Key highlights from the fourth quarter 2016 compared to the fourth quarter 2015 include:

  Consolidated revenues increased 4.4% to $119.2 million from $114.1 million.
  Total comparable restaurant sales increased 0.8%.
  — Comparable restaurant sales increased 0.1% at Del Frisco’s Double Eagle Steak House comprised of a 0.5% increase in average check and 0.4% decrease in customer counts.
  — Comparable restaurant sales increased 0.9% at Sullivan’s Steakhouse comprised of a 1.5% decrease in average check and 2.4% increase in customer counts.
  — Comparable restaurant sales increased 2.1% at Del Frisco’s Grille comprised of a 1.5% increase in average check and 0.6% increase in customer counts.
  Cost of sales, as a percentage of consolidated revenues, improved to 27.8% from 29.0%.
  GAAP Net Income of $7.1 million, or $0.30 per diluted share, compared to GAAP Net Income of $7.9 million, or $0.34 per diluted share.
  Adjusted Net Income* of $8.6 million, or $0.37 per diluted share, compared to Adjusted Net Income of $8.3 million, or $0.36 per diluted share.
  Restaurant-level EBITDA* increased 8.7% to $27.8 million from $25.6 million.
  Opened two Del Frisco’s Grilles and relocated one Del Frisco’s Double Eagle Steak House.

Key highlights from the fiscal year 2016 compared to the fiscal year 2015 include:

  Consolidated revenues increased 6.1% to $351.7 million from $331.6 million.
  Total comparable restaurant sales decreased 0.8%.
  — Comparable restaurant sales decreased 1.2% at Del Frisco’s Double Eagle Steak House.
  — Comparable restaurant sales decreased 0.2% at Sullivan’s Steakhouse.
  — Comparable restaurant sales decreased 0.7% at Del Frisco’s Grille.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.2% from 28.9%.
  GAAP Net Income of $17.8 million, or $0.76 per diluted share, compared to GAAP Net Income of $16.0 million, or $0.68 per diluted share.
  Adjusted Net Income* of $19.5 million, or $0.83 per diluted share, compared to Adjusted Net Income of $18.5 million, or $0.79 per diluted share.
  Restaurant-level EBITDA* increased 4.7% to $74.9 million from $71.6 million.
  Opened three Del Frisco’s Grilles and relocated one Del Frisco’s Double Eagle Steak House.

* Adjusted Net Income and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted Net Income and Restaurant-level EBITDA to GAAP net income and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Our blended 0.8% increase in comparable restaurant sales during the fourth quarter 2016 marked the first time that all three concepts generated growth and we are encouraged that these positive trends have since continued into the first quarter of 2017. Still, as we focus on differentiating the brands and elevating the guest experience through various menu, service, and marketing initiatives, we remain cautious in projecting comparable restaurant sales growth this year given the current state of our industry.”

Abdallah continued, "Since taking the CEO role last November, I have worked with our leadership team and board to strengthen our operating platform.  Specifically, we have already realigned our organization by implementing Brand Presidents to lead each concept and foster greater brand distinction, we have engaged a strategy consulting firm to conduct consumer research on Del Frisco’s Grille, and we are working to enhance our technology platform and identify cost savings within our supply chain and distribution channels. While the significant investments we are incurring this year for onboarding talent and various professional service fees will limit margin growth, we strongly believe they will pay dividends for our business well into the future.”

Abdallah concluded, “We are also in the midst of planning and implementing long-term growth strategies for all three concepts. This year, we will be opening a Del Frisco’s Double Eagle in Plano, TX and a Del Frisco’s Grille in New York City, while our Del Frisco’s Grille in Westwood, MA featuring our ‘Grille of the future’ prototype is now scheduled to open in early 2018. We believe Del Frisco’s Grille has considerable development opportunity ahead of it and we will be incorporating learnings from our consumer research project into selecting future real estate sites. Sullivan’s Steakhouse will be embarking on a franchise program by year-end targeting small to medium tier markets while we prune the brand of underperforming assets. We are also likely to open two Del Frisco’s Double Eagle restaurants in 2018 as we start accelerating development of our flagship brand. Our intention, as always, is to allocate our capital resources properly to the most promising opportunities.”

Review of Fourth Quarter 2016 Operating Results
Consolidated revenues increased $5.1 million, or 4.4%, to $119.2 million in the fourth quarter of 2016 from $114.1 million in the fourth quarter of 2015.  Total net operating weeks increased to 828 from 813. Total comparable restaurant sales increased 0.8% in the fourth quarter of 2016 following a total comparable restaurant sales decrease of 2.2% in the fourth quarter of 2015. All three restaurant concepts generated positive comparable restaurant sales in the fourth quarter of 2016 despite a 110-basis-point negative impact from our locations in the oil-challenged Houston market.

General and administrative costs increased to $9.0 million in the fourth quarter of 2016 from $6.5 million in the fourth quarter of 2015. The increase was due in part to $0.8 million in reorganizational severance charges and increased legal costs. As a percentage of consolidated revenues, general and administrative costs rose to 7.5% from 5.7%.

GAAP Net Income was $7.1 million, or $0.30 per diluted share, in the fourth quarter of 2016 compared to GAAP Net Income of $7.9 million, or $0.34 per diluted share, in the fourth quarter of 2015.

Adjusted Net Income* was $8.6 million, or $0.37 per diluted share, in the fourth quarter of 2016 compared to Adjusted Net Income of $8.3 million, or $0.36 per diluted share, in the fourth quarter of 2015. For the fourth quarter of 2016, adjusted net income included adjustments of $0.9 million for lease termination costs, $0.8 million for reorganization severance charges, and $0.6 million for impairment charges. For the fourth quarter of 2015, adjusted net income primarily included an adjustment of $1.4 million for lease termination and closing costs.

Restaurant-level EBITDA* increased $2.2 million, or 8.7%, to $27.8 million in the fourth quarter of 2016 from $25.6 million in the fourth quarter of 2015. As a percentage of consolidated revenues, restaurant-level EBITDA increased to 23.4% from 22.4%.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, we are providing guidance for the 52-week fiscal year 2017, which ends on December 26, 2017.

  Total comparable restaurant sales of -0.5% to 0.5%. **
  One Del Frisco’s Double Eagle Steak House and one Del Frisco’s Grille opening.
  Two Sullivan’s Steakhouse closings.
  Cost of sales of 27.8% to 28.2% of consolidated revenues.
  Restaurant-level EBITDA* of 21.1% to 21.4% of consolidated revenues.
  General and administrative costs of approximately $27.4 million to $27.9 million.
  Consulting engagement costs of approximately $2.9 million to $3.1 million, most of which will be incurred in first half of the year.
  Pre-opening costs of approximately $2.1 million to $2.4 million.
  Effective tax rate of approximately 29% to 31%.
  Gross capital expenditures (before tenant allowances and inclusive of remodels and expenditures related to 2018 openings) of $32.8 million to $33.8 million.
  Annual adjusted net income* per diluted share between $0.80 and $0.84.  (Excludes consulting engagement costs referenced above and assumes no share repurchases.)

** includes expected impact of the elimination of lunch operating hours in selected Sullivan’s Steakhouse markets.

We have not reconciled guidance for Annual adjusted net income per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Stock Repurchase
During the fourth quarter of 2016, we repurchased 303,187 shares of common stock for $4.8 million under the authority provided by our Board of Directors in October 2014. At year-end, there was $17.2 million remaining under our current authorization. Subsequently, our Board of Directors has approved an increase to the remaining authorization to $50 million to be utilized for the repurchase of our common stock. We will continue putting our capital to work in the right way and view share repurchases as an effective means to enhance value for our shareholders.

Development
During the fourth quarter of 2016, we completed the relocation of the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas as well as opened two Del Frisco's Grille locations in Nashville, TN and Brentwood, TN.

For fiscal year 2017, we will be opening a Del Frisco's Double Eagle Steak House in Plano, TX and a Del Frisco's Grille in downtown New York City. The Del Frisco’s Grille in Westwood, MA is now expected to open in early 2018.

Conference Call
We will host a conference call to discuss the financial results for the fourth quarter 2016 ended December 27, 2016 today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 913-312-0687.  A replay will be available afterwards and can be accessed by dialing 858-384-5517; the passcode is 1973109.  The replay will be available until Friday, March 3, 2017.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 24 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof.  Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com.  For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	16 weeks ended				52 weeks ended
	December 27,		December 29,		December 27,		December 29,
	2016		2015		2016		2015

Revenues	$119,164	100.0%	$114,104	100.0%	$351,681	100.0%	$331,612	100.0%

Costs and expenses:
Costs of sales	33,089	27.8%	33,123	29.0%	99,181	28.2%	95,963	28.9%
Restaurant operating expenses	55,232	46.3%	52,504	46.0%	169,300	48.1%	156,337	47.1%
Marketing and advertising costs	2,994	2.5%	2,863	2.5%	8,260	2.3%	7,745	2.3%
Pre-opening costs	1,472	1.2%	1,439	1.3%	3,446	1.0%	5,228	1.6%
General and administrative costs	8,971	7.5%	6,500	5.7%	25,924	7.4%	23,111	7.0%
Lease termination and closing costs	940	0.8%	1,386	1.2%	1,031	0.3%	1,386	0.4%
Impairment charges	598	0.5%	(90)	-0.1%	598	0.2%	3,248	1.0%
Depreciation and amortization	6,112	5.1%	5,776	5.1%	18,865	5.4%	16,776	5.1%
	109,408	91.8%	103,501	90.7%	326,605	92.9%	309,794	93.4%

Operating income	9,756	8.2%	10,603	9.3%	25,076	7.1%	21,818	6.6%

Other income (expense), net:
Interest expense	(19)	-0.0%	(33)	-0.0%	(70)	0.0%	(77)	-0.0%
Other	(7)	0.0%	2	0.0%	(432)	-0.1%	(236)	-0.1%

Income before income taxes	9,730	8.2%	10,572	9.3%	24,574	7.0%	21,505	6.5%

Income tax expense	2,605	2.2%	2,646	2.3%	6,808	1.9%	5,507	1.7%

Net income	$7,125	6.0%	$7,926	6.9%	$17,766	5.1%	$15,998	4.8%

Basic income per share	$0.31		$0.34		$0.76		$0.68
Diluted income per share	$0.30		$0.34		$0.76		$0.68

Shares used in computing net income per common share:
Basic	23,282,119		23,298,147		23,321,967		23,380,085
Diluted	23,415,161		23,308,180		23,434,898		23,517,288

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	December 27,	December 29,
	2016	2015

Cash and cash equivalents	$14,622	$5,176
Total assets	370,782	346,655
Long-term debt	-	4,500
Total stockholders' equity	246,366	227,699

Reconciliation of Non-GAAP Measures

We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income, Adjusted EPS and Restaurant-level EBITDA. Adjusted Net Income represents GAAP net income plus the sum of GAAP income tax expense, impairment charges, lease termination and closing costs, easement clearance, reorganization severance charges, and third party lease guarantees, minus income tax expense at an effective tax rate of 29.0% during 2016, and 29.9% during 2015. We believe that this measure represents a useful internal measure of performance as it excludes certain non-operation related expenditures. Restaurant-level EBITDA is calculated by adding back to net income, income tax expense, other income (expenses), net, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs, reorganization severance charges and general and administrative costs. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of net income to adjusted net income and net income to restaurant-level EBITDA:

Net Income to Adjusted Net Income Reconciliation

	16 Weeks Ended		52 Weeks Ended
$ in thousands	December 27,	December 29,	December 27,	December 29,
	2016	2015	2016	2015
Adjusted Net Income:
GAAP Net Income	$7,125	$7,926	$17,766	$15,998
GAAP Income Tax Expense	2,605	2,646	6,808	5,507
Lease termination and closing costs	940	1,386	1,031	1,386
Reorganization severance	793	-	793	-
Day Star (dba Lone Star Steakhouse) lease guarantees	-	-	-	210
Easement clearance on sale of property	-	-	500	-
Impairment charges	598	(90)	598	3,248
Adjusted Pre-tax Income	12,061	11,868	27,496	26,349
Income Tax	3,498	3,549	7,974	7,878
Adjusted Net Income	$8,563	$8,319	$19,522	$18,471
Adjusted Net Income per diluted share	$0.37	$0.36	$0.83	$0.79

Net Income to Restaurant-Level EBITDA Reconciliation

	16 weeks ended		52 weeks ended
$ in thousands	December 27,	December 29,	December 27,	December 29,
	2016	2015	2016	2015
GAAP Net Income	$7,125	$7,926	$17,766	$15,998
Add:
GAAP Income tax expense	2,605	2,646	6,808	5,507
Other (income) expenses, net	26	31	502	313
Pre-opening costs	1,472	1,439	3,446	5,228
General and administrative costs	8,971	6,500	25,924	23,111
Lease termination and closing costs	940	1,386	1,031	1,386
Non-cash impairment charges	598	(90)	598	3,248
Depreciation and amortization	6,112	5,776	18,865	16,776
Restaurant-level EBITDA	$27,849	$25,614	$74,940	$71,567

Selected Segment Operating Information, Quarter Ended

	16 Weeks Ended December 27, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$58,436	100.0%	$26,169	100.0%	$34,559	100.0%	$119,164	100.0%
Costs and expenses:
Cost of sales	16,780	28.7%	7,535	28.8%	8,774	25.4%	33,089	27.8%
Labor	12,750	21.9%	7,343	28.1%	11,215	32.4%	31,308	26.3%
Operating expenses	6,044	10.3%	3,767	14.4%	4,766	13.8%	14,577	12.2%
Occupancy	3,744	6.4%	1,911	7.3%	3,692	10.7%	9,347	7.8%
Restaurant operating expenses	22,538	38.6%	13,021	49.8%	19,673	56.9%	55,232	46.3%
Marketing and advertising costs	1,118	1.9%	1,023	3.9%	853	2.5%	2,994	2.5%
Restaurant-level EBITDA	18,000	30.8%	4,590	17.5%	5,259	15.2%	27,849	23.4%

Restaurant operating weeks	191		288		349		828
Average weekly volume	$305.9		$90.9		$99.0		$143.9

	16 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$55,554	100.0%	$26,016	100.0%	$32,534	100.0%	$114,104	100.0%
Costs and expenses:
Cost of sales	16,731	30.1%	7,774	29.9%	8,618	26.5%	33,123	29.0%
Labor	12,089	21.8%	7,261	27.9%	10,655	32.7%	30,005	26.2%
Operating expenses	5,915	10.6%	3,657	14.1%	4,651	14.3%	14,223	12.5%
Occupancy	3,397	6.1%	1,544	5.9%	3,335	10.3%	8,276	7.3%
Restaurant operating expenses	21,401	38.5%	12,462	47.9%	18,641	57.3%	52,504	46.0%
Marketing and advertising costs	1,075	1.9%	743	2.9%	1,045	3.2%	2,863	2.5%
Restaurant-level EBITDA	16,347	29.4%	5,037	19.4%	4,230	13.0%	25,614	22.4%

Restaurant operating weeks	192		288		333		813
Average weekly volume	$289.3		$90.3		$97.7		$140.3

Selected Segment Operating Information, Year Ended

	52 Weeks Ended December 27, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$166,885	100.0%	$77,797	100.0%	$106,999	100.0%	$351,681	100.0%
Costs and expenses:
Cost of sales	48,968	29.3%	22,862	29.4%	27,351	25.6%	99,181	28.2%
Labor	38,253	23.0%	23,033	29.6%	35,146	32.8%	96,432	27.4%
Operating expenses	18,366	11.0%	11,641	15.0%	14,618	13.7%	44,625	12.7%
Occupancy	11,080	6.6%	5,608	7.2%	11,555	10.8%	28,243	8.0%
Restaurant operating expenses	67,699	40.6%	40,282	51.8%	61,319	57.3%	169,300	48.1%
Marketing and advertising costs	3,341	2.0%	2,471	3.2%	2,448	2.3%	8,260	2.3%
Restaurant-level EBITDA	46,877	28.1%	12,182	15.7%	15,881	14.8%	74,940	21.3%

Restaurant operating weeks	620		936		1,079		2,635
Average weekly volume	$269.2		$83.1		$99.2		$133.5

	52 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$161,809	100.0%	$78,983	100.0%	$90,820	100.0%	$331,612	100.0%
Costs and expenses:
Cost of sales	48,479	30.0%	23,703	30.0%	23,781	26.2%	95,963	28.9%
Labor	37,110	22.9%	23,107	29.3%	29,299	32.3%	89,516	26.9%
Operating expenses	17,130	10.6%	11,646	14.7%	12,546	13.8%	41,322	12.5%
Occupancy	10,447	6.5%	5,113	6.5%	9,939	10.9%	25,499	7.7%
Restaurant operating expenses	64,687	40.0%	39,866	50.5%	51,784	57.0%	156,337	47.1%
Marketing and advertising costs	2,806	1.7%	2,344	3.0%	2,595	2.9%	7,745	2.3%
Restaurant-level EBITDA	45,837	28.3%	13,070	16.5%	12,660	13.9%	71,567	21.6%

Restaurant operating weeks	591		957		936		2,484
Average weekly volume	$273.8		$82.5		$97.0		$133.5

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com